Exhibit 99.1
PRESS RELEASE

Ocera Therapeutics Reports Second Quarter 2015 Financial Results

Continued Strong Enrollment in STOP-HE
On Track for Initiation of Phase 1 Trial with Oral Formulation of OCR-002 in Third Quarter
$20 Million Debt Facility Extends Cash Resources to Mid-2017

PALO ALTO, Calif. and RESEARCH TRIANGLE PARK, N.C., August 3, 2015 - Ocera Therapeutics, Inc. (NASDAQ:OCRX), a clinical stage biopharmaceutical company focused on acute and chronic orphan liver diseases today announced recent business highlights and reported financial results for the quarter ended June 30, 2015.

“I am pleased to report that the company had a strong second quarter on many fronts,” said Linda Grais, M.D., president and chief executive officer of Ocera. “We have now enrolled over 95 patients in our STOP-HE study of hospitalized patients with acute hepatic encephalopathy (HE). Based on our independent data monitoring committee’s recommendations from an interim analysis last quarter, we are targeting enrollment of approximately 230 patients. We believe this recommended sample size indicates the potential to achieve a clinically meaningful treatment effect of OCR-002 in patients with acute HE. We continue to expect to complete enrollment in the second half of 2016, based on the enrollment rate observed since the beginning of this year. Further, we remain on track to initiate our Phase 1 trial with the oral formulation of OCR-002 in the coming months.

“In addition, we bolstered our balance sheet by securing a $20 million tranched debt facility which supports OCR-002’s development activities and extends our cash runway into mid-2017. We believe we are well positioned to achieve a number of significant milestones over the next several quarters, bringing us closer to fulfilling our mission of helping people with acute and chronic liver disease, for whom treatment options are limited.”

Second Quarter 2015 Financial Results

•	As of June 30, 2015, Ocera had cash, cash equivalents and investments of $41.2 million.

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Net loss for the three and six months ended June 30, 2015 was $6.2 million and $12.9 million, respectively. Net loss for the three and six months ended June 30, 2014 was $7.2 million and $11.3 million, respectively. Basic and diluted net loss per share for the three and six months ended June 30, 2015 was $0.31 and $0.65, respectively. Basic and diluted net loss per share for the three and six months ended June 30, 2014 was $0.46 and $0.73, respectively.

•
Research and development (R&D) expense for three months ended June 30, 2015 was $3.4 million, compared to $4.8 million for the same period in 2014. R&D expense for the six months ended June 30, 2015 was $7.8 million, compared to $7.3 million for the same period in 2014. The decrease in R&D expense for the three months period was due primarily to the timing of site activation in the company’s Phase 2b trial for OCR-002. The increase in R&D expense for the six months period was due primarily to increased enrollment and site activation of the company’s Phase 2b trial for OCR-002.

•
General and administrative (G&A) expense for three months ended June 30, 2015 was $2.8 million, compared to $2.4 million for the same period in 2014. G&A expense for the six months ended June 30, 2015 was $5.1 million, compared to $5.2 million for the same period in 2014. The increase in G&A expense for the three months period was due primarily to an increase in personnel costs and related expenses, including stock based compensation.

Financial Guidance
Ocera is updating its previous guidance and expects net use of cash for 2015 to be between $21.0 and $25.0 million. This decrease from the company’s last update in expected net use of cash for 2015 of between $28.0 million and $32.0 million is primarily due to the deferral of certain external development costs for OCR-002 as well as certain operational efficiencies with regard to the company’s Phase 2b trial for OCR-002. Following receipt of the initial $10.0 million tranche from the recent debt facility, Ocera believes that it has sufficient cash to fund its operations to mid-2017 based on its current operating plan. If Ocera receives the second $10.0 million tranche of the debt facility, which is subject to the achievement of certain financial and clinical milestones, the company expects that it will have cash to fund its operations to the fourth quarter of 2017.

About Ocera
Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate) in both intravenous and oral formulations. OCR-002 is an ammonia scavenger and has been granted orphan drug designation and Fast Track status by the U.S. Food and Drug Administration (FDA) for the treatment of hyperammonemia and resultant hepatic encephalopathy in patients with acute liver failure and acute-on-chronic liver disease. For additional information, please see ocerainc.com.

Forward-Looking Statements
This press release contains "forward-looking" statements, including, without limitation, all statements related to the OCR-002 clinical development program, including but not limited to the potential benefits of OCR-002 to help patients with hepatic encephalopathy, the timing of initiation of the company’s Phase I trial for the oral formulation of OCR-002, the timing of clinical and enrollment milestones and the company’s cash balance projections. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believe," "expected," "hope," "plan," "potential," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera's current expectations. Forward-looking statements involve risks and uncertainties and Ocera's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading "Risk Factors" in Ocera's Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the SEC. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

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Ocera Therapeutics, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Royalty revenue	$43	$33	$74	$78
Total revenue	43	33	74	78
Operating expenses:
Research and development	3,417	4,826	7,815	7,292
General and administrative	2,832	2,421	5,088	5,154
Amortization of intangibles	41	41	82	82
Total operating expenses	6,290	7,288	12,985	12,528
Loss from operations	(6,247)	(7,255)	(12,911)	(12,450)
Net interest income (expense)	26	12	39	25
Net loss from continuing operations	$(6,221)	$(7,243)	$(12,872)	$(12,425)
Net income from discontinued operations	—	20	—	1,137
Net loss	$(6,221)	$(7,223)	$(12,872)	$(11,288)

Net loss per share from continuing operations-basic and diluted	(0.31)	(0.46)	(0.65)	(0.80)
Net income (loss) per share from discontinued operations-basic and diluted	—	—	—	0.07
Net loss per share-basic and diluted	$(0.31)	$(0.46)	$(0.65)	$(0.73)
Shares used to compute net loss per share-basic and diluted	$19,772,345	15,539,053	19,759,923	15,480,469

Ocera Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)
	June 30,	December 31,
	2015	2014

Cash, cash equivalents and investments	41,205	51,167
Working capital	38,850	45,364
Total assets	42,719	53,052
Accumulated deficit	(117,783)	(104,911)
Total stockholders' equity	39,605	50,145

Susan Sharpe
Ocera Therapeutics, Inc.
contact@ocerainc.com
919-328-1109